Exhibit 99.1

MILLS MUSIC TRUST

C/O HSBC BANKS U.S.A.

452 FIFTH AVENUE

NEW YORK, NY 10018-2706

December 21, 2021

Quarterly Distribution Report No. 228

To the holders (the “Unit Holders”) of Trust Certificates representing interests (the “Trust Units”) in Mills Music Trust (the “Trust”):

Enclosed you will find a check representing your share of a distribution by the Trust to the Unit Holders of record at the close of business on December 20, 2021.

This Quarterly Distribution report relates to the payment received by the Trust from EMI Entertainment World Inc. (“EMI”) during the third quarter of 2021 (the “Q3 Distribution Period”), in respect of the contingent portion payment attributable to royalty income generated by the Trust’s copyright catalogue in the Q3 Distribution Period (the “Contingent Portion Payment”).

The Trust received $255,899 ($.9215 per Trust Unit) for the Contingent Portion Payment attributable to the Q3 Distribution Period, as compared to $270,790 ($.9751 per Trust Unit) for the payment attributable to the third quarter of 2020.

After receiving the Contingent Portion Payment, the Trust paid $28,977 to third parties in connection with invoices rendered to the Trust, leaving a balance of $226,922 ($.8172 per Trust Unit). Such balance is being distributed to the Unit Holders of record as of the close of business on December 20, 2021.

During the twelve month period ended December 31, 2021, the Trust’s aggregate distributions will amount to $830,151 ($2.9893 per Trust Unit), as compared to $789,444 ($2.8426 per Trust Unit) during the twelve month period ended December 31, 2020.

Additional computation details are set forth in the attached report.

The information contained in this Quarterly Distribution Report will be disclosed on a Form 8-K filed with the Securities and Exchange Commission (the “SEC”). The Trust’s SEC filings are available to the public over the internet on the SEC’s web site at http://www.sec.gov.

Very truly yours,

        MILLS MUSIC TRUST

The following is a computation of amounts available for distribution and/or the payment of administrative expenses of the Trust during the three months and twelve months ended December 31, 2021 and December 31, 2020 out of payments made to the Trust in connection with a deferred contingent purchase price obligation under the asset purchase agreement, dated December 5, 1964:

	Three Months Ended December 31, 2021		Per Unit*

Gross royalty income collected by EMI for the period	$762,814

Less: Related royalty expense	277,666
Amount deducted by EMI	228,671
Adjustment for copyright renewals, etc.	578
Foreign Tax Credits Received	—

	506,915

Balance as reported by EMI	$255,899

Payments received by Trust	$255,899		$.9215

Less: Fees and expenses to Registrar-Transfer Agent and other administrative expenses	28,977		.1043

Balance available for distribution	$226,922		$.8172

Distribution per Unit*		$.8172

*	Based on the 277,712 Trust Units outstanding.

Three Months Ended December 31, 2020		Per Unit*	Twelve Months Ended December 31, 2021		Per Unit	Twelve Months Ended December 31, 2020		Per Unit

$835,006			$3,264,722			$3,138,093

290,387			1,243,604			1,129,097
240,504			977,345			930,037
33,325			6,238			62,247
—			(23,984)			—

564,216			2,203,203			2,121,381

$270,790			$1,061,519			$1,016,712

$270,790		$.9751	$1,061,519		$3.8224	$1,016,712		$3.6610

68,869		.2480	231,368		.8331	227,268		.8184

$201,921		$.7271	$830,151		$2.9893	$789,444		$2.8426

	$.7271			$2.9893			$2.8426